Exhibit 99.2

Additional Information Regarding Non-GAAP Financial Measures
During the first quarter of 2008, we began to exclude foreign exchange gains or losses on USD cash balances held by eLong, Inc. (a majority-owned subsidiary) from Adjusted earnings per share, a Non-GAAP financial measure, as we expect to use the cash to settle foreseeable USD obligations and commitments only. The table below provides a quantitative reconciliation between Adjusted earnings per share excluding foreign exchange gains or losses on USD cash balances held by eLong, Inc. and Diluted earnings per share, the most comparable financial measure calculated in accordance with GAAP.

	Three months	Three months	Three months	Three months	Three months	Three months	Three months	Three months	Three months
	ended	ended	ended	ended	ended	ended	ended	ended	ended	Years ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2007	2007	2007	2007	2006	2006	2006	2006	2007	2006
	(in thousands, except per share data)
Net income	$51,306	$65,357	$99,595	$96,136	$34,776	$67,140	$58,977	$95,482	$23,335	$295,864	$244,934
Amortization of intangible assets	18,051	18,257	18,613	19,503	21,196	23,906	26,569	30,120	30,171	77,569	110,766
Stock-based compensation	17,806	18,600	14,417	13,972	15,860	22,738	16,439	17,221	23,887	62,849	80,285
Foreign currency loss on U.S. dollar cash balances held by eLong	5,275	3,636	1,836	2,007	1,163	2,377	1,063	489	438	8,642	4,367
Amortization of non-cash distribution and marketing	—	—	—	—	—	60	711	627	8,240	—	9,638
Impairment of intangible asset	—	—	—	—	—	—	47,000	—	—	—	47,000
Federal excise tax refunds	—	—	—	(12,058)	—	—	—	—	—	(12,058)	—
Unrealized (gain) loss on derivative instruments, net	(4,980)	(190)	1,394	3,153	1,391	3,472	603	(7,912)	(4,300)	5,748	(8,137)
Amortization of intangible assets as part of equity method investments	650	839	934	551	—	—	—	—	—	2,324	—
Minority interest	(2,201)	(1,813)	(913)	(1,072)	(717)	(1,263)	(646)	(426)	(511)	(4,515)	(2,656)
Provision for income taxes	(14,908)	(7,181)	(11,943)	(7,329)	(14,086)	(18,861)	(32,972)	(17,138)	(24,135)	(40,539)	(93,106)

Adjusted net income	$70,999	$97,505	$123,933	$114,863	$59,583	$99,569	$117,744	$118,463	$57,125	$395,884	$393,091

GAAP diluted weighted average shares outstanding	294,031	300,530	312,756	320,196	323,749	343,586	341,137	359,090	365,168	314,233	352,181
Additional restricted stock units	7,200	5,736	6,159	7,087	5,964	5,849	6,761	7,093	5,054	6,237	6,189

Adjusted weighted average shares outstanding	301,231	306,266	318,915	327,283	329,713	349,435	347,898	366,183	370,222	320,470	358,370

Diluted earnings per share	$0.17	$0.22	$0.32	$0.30	$0.11	$0.20	$0.17	$0.27	$0.06	$0.94	$0.70

Adjusted earnings per share	0.24	0.32	0.39	0.35	0.18	$0.28	0.34	0.32	0.15	$1.24	$1.10